EXHIBIT 99.2

NEWS RELEASE Investor Contact: Brian Mathena, Senior Vice President, Director of Investor Relations 920-491-7059 Media Contact: Jennifer Kaminski, Vice President, Public Relations Manager 920-491-7576

Associated Banc-Corp Agrees to Sell

Associated Benefits & Risk Consulting to USI Insurance Services

GREEN BAY, Wis. and VALHALLA, N.Y. –– May 4, 2020 –– Associated Banc-Corp (NYSE: ASB) (Associated) announced today that it has entered into a definitive agreement (Agreement) to sell Associated Benefits & Risk Consulting (ABRC) to USI Insurance Services LLC (USI).

ABRC is a multi-line insurance agency and Midwest-based consulting firm with 400 employees. It is the 36th largest broker of U.S. business providing employee benefits, retirement plans, compliance, business insurance, risk management and individual insurance solutions.

USI is one of the largest insurance brokerage and consulting firms in the world, delivering property and casualty, employee benefits, personal risk, program and retirement solutions to large risk management clients, middle market companies, smaller firms and individuals. Headquartered in Valhalla, New York, USI connects over 7,500 industry-leading professionals from approximately 200 offices to serve clients’ local, national and international needs.

“This transaction allows us to monetize our investment in ABRC and further our strategic goals of enhancing shareholder value and being a source of strength for our customers, colleagues and communities,” said Philip B. Flynn, president and CEO of Associated. “The meaningful valuation difference between regional banks and insurance brokers is not reflected in Associated’s share price, and that difference will also make it difficult for ABRC to grow through acquisitions. In addition, the capital provided from this transaction will support loan growth, create an added buffer during these trying economic times, and support our dividend policy.”

Michael J. Sicard, USI’s chairman and chief executive officer, added: “We look forward to welcoming the entire team of professionals from ABRC to the USI family. Their collective passion for delivering superior solutions and service to clients complements USI’s strong focus on building long-term client relationships and a differentiated experience through the USI ONE Advantage®, an interactive knowledge platform that integrates proprietary analytics, networked resources and enterprise planning to deliver truly customized solutions with material financial impact to clients.”

Subject to customary closing conditions, including regulatory approvals, the transaction is expected to close late in the second quarter or early in the third quarter of 2020.

Under the terms of the Agreement, the purchase price is $265.755 million in cash subject to adjustment for, among other things, transaction expenses, and working capital changes. ABRC’s last twelve months pro forma revenues were approximately $89 million.

Goldman Sachs & Co. LLC served as financial advisor and Husch Blackwell LLP served as legal advisor to Associated in this transaction.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of $34 billion and is one of the top 50 publicly traded U.S. bank holding companies. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from more than 240 banking locations serving more than 120 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

ABOUT USI

USI is one of the largest insurance brokerage and consulting firms in the world, delivering property and casualty, employee benefits, personal risk, program and retirement solutions to large risk management clients, middle market companies, smaller firms and individuals. Headquartered in Valhalla, New York, USI connects over 7,500 industry-leading professionals from approximately 200 offices to serve clients’ local, national and international needs. USI has become a premier insurance brokerage and consulting firm by leveraging the USI ONE Advantage®, an interactive platform that integrates proprietary and innovative client solutions, networked local resources and enterprise-wide collaboration to deliver customized results with positive, bottom line impact. USI attracts best-in-class industry talent with a long history of deep and continuing investment in our local communities. For more information, visit usi.com or follow us on LinkedIn, Facebook or Twitter.

FORWARD LOOKING STATEMENTS

Statements made in this press release which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” "target," “outlook” or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. These forward-looking statements include: management plans relating to the proposed divestiture of Associated Benefits and Risk Consulting (“proposed transaction”); the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction; the ability to obtain any required regulatory approvals; any statements of the plans and objectives of management for future operations, products or services; any statements of expectation or belief; projections related to certain financial results or other benefits of the proposed transaction; and any statements of assumptions underlying any of the foregoing. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent SEC filings, and such factors are incorporated herein by reference. Additional factors which may cause actual results of the proposed transaction to differ materially from those contained in forward-looking statements are the possibility that expected benefits of the proposed transaction may not materialize in the timeframe expected or at all, or may be more costly to achieve; the proposed transaction may not be timely completed, if at all; that required regulatory approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of shareholders, customers, employees or other constituents to the proposed transaction; and diversion of management time on acquisition-related matters.